Rocket Companies Experiences Explosive Growth, Revenue Increases 144% year-over-year to $4.7 Billion in Fourth Quarter, Company Announces Special Dividend of $1.11 per Class A Share of Common Stock
•Increased Adjusted Revenue to $4.8 billion, up 162% year-over-year
•Grew net income to $2.8 billion, up 277% year-over-year
•Increased Adjusted Net Income to $2.3 billion, up 350% year-over-year

DETROIT, February 25, 2021 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based holding company consisting of tech-driven real estate, mortgage and eCommerce businesses – including Rocket Mortgage, Amrock, Rocket Homes and Rocket Auto – today announced results for the quarter and year ended December 31, 2020.

“Rocket Companies’ record-breaking fourth quarter and full year 2020 results demonstrate the sheer power of the technology platform we have built and refined for more than two decades,” said Jay Farner, Rocket Companies’ Vice Chairman and CEO. “In the midst of a pandemic, we successfully drove growth in every segment of our business, while never losing focus on meeting the needs of our team members, clients and communities. As a result of our highly profitable and capital light business model, I’m excited to announce that the Board of Directors has approved a significant special dividend of $1.11 per share. We are delighted to be able to share our success with those who have supported our vision and share our excitement for the future.

"As more and more consumers shift their preferences toward an increasingly digital experience, we are better positioned than ever to provide them with innovative, technology-driven solutions that simplify even the most stressful and complex transactions. Looking ahead, we will continue to invest in our world-class technology driven solutions that allow us to diversify our scalable platform business model.”

Fourth Quarter Financial Summary1

ROCKET COMPANIES
(Units in '000s, $ amounts in millions, except per share)

	Q4-20	Q4-19	Change Q4-20 vs Q4-19	FY 20	FY 19	Change FY 20 vs FY 19
	(Unaudited)			(Unaudited)
Total revenue, net	$4,699	$1,928	144%	$15,735	$5,117	208%
Total expenses	$1,810	$1,171	55%	$6,204	$4,213	47%
Net income	$2,841	$754	277%	$9,399	$897	948%

Adjusted Revenue	$4,775	$1,825	162%	$16,938	$5,907	187%
Adjusted Net Income	$2,263	$503	350%	$8,177	$1,306	526%
Adjusted EBITDA	$3,116	$724	330%	$11,132	$1,946	472%

GAAP Diluted EPS	$1.09	N/A	N/A	$1.76	N/A	N/A
Adjusted Diluted EPS	$1.14	N/A	N/A	$4.11	N/A	N/A

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. On August 6, 2020, Rocket Companies' stock began trading on the NYSE and it did not have any shares outstanding or calculations of earnings per share for any periods prior to this date. Under GAAP, the basic and diluted earnings per share calculations for the three and twelve months ended December 31, 2020, include only the period from August 6, 2020 to December 31, 2020. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q4-20	Q4-19	Change Q4-20 vs Q4-19	FY 20	FY 19	Change FY 20 vs FY 19
Select Metrics	(Unaudited)			(Unaudited)
Closed loan origination volume	$107,199	$50,833	111%	$320,209	$145,180	121%
Gain on sale margin	4.41%	3.41%	29%	4.46%	3.19%	40%
Net rate lock volume	$95,971	$43,879	119%	$338,667	$152,184	123%
Amrock closings (units)	347.5	165.2	110%	1,040.1	444.9	134%
Rocket Auto car sales (units)	9.4	7.2	31%	32.1	20.0	61%

Fourth Quarter Highlights
During the fourth quarter of 2020, Rocket Companies:

~~•~~Grew total revenue, net, for Rocket Companies to $4.7 billion from $1.9 billion in Q4 2019 and Adjusted Revenue to $4.8 billion from $1.8 billion in Q4 2019.

•Grew net income to $2.8 billion from $0.8 billion in Q4 2019 and Adjusted Net Income to $2.3 billion from $0.5 billion in Q4 2019.

•Generated record closed loan origination volume of $107.2 billion and net rate lock volume of $96.0 billion in the fourth quarter of 2020, which represented improvements of 111% and 119%, respectively, as compared to the fourth quarter of 2019.

•Increased gain on sale margin by 100 basis points year-over-year to 4.41%.
•Rocket Auto, our automotive retail marketplace, facilitated the sale of 9,400 auto units, up more than 2,000 units as compared to fourth quarter of 2019.
•Rocket Homes, our digital platform creating a seamless, integrated home buying and selling experience, assisted clients with nearly $1.6 billion of real estate transactions during the fourth quarter of 2020.

•Increased other income to $549.9 million from $265.7 million in Q4 2019, including record growth from Amrock's title insurance services, property valuation, and settlement services which increased to $448.2 million in Q4 2020 from $197.9 million in Q4 2019.

Full Year Highlights
During 2020, Rocket Companies:

•Grew total revenue, net, to $15.7 billion from $5.1 billion in 2019 and Adjusted Revenue to $16.9 billion from $5.9 billion in 2019.

•Increased net income to $9.4 billion from $0.9 billion in 2019 and Adjusted Net Income to $8.2 billion from $1.3 billion in 2019.
•Generated record closed loan origination volume of $320.2 billion and net rate lock volume of $338.7 billion, which represented year-over-year improvements of 121% and 123%, respectively.

•Increased gain on sale margin by 127 basis points year-over-year to 4.46%.

•Rocket Auto, our automotive retail marketplace, facilitated more than $750 million in Gross Merchandise Value2 (GMV) of automotive e-commerce transactions during 2020. Rocket Auto
2 Gross Merchandise Value is calculated by applying the estimated average unit sales price of the vehicles sold multiplied by the number of units sold during the period.

facilitated the sale of over 32,000 auto units in 2020, representing year-over-year unit growth of 61%.
•Increased other income to $1.8 billion from $0.7 billion in 2019, including record growth from Amrock which increased to $1.3 billion in 2020 from $0.6 billion in 2019.
Other Highlights
Platform Reach

•The Rocket Companies’ platform generated 153 million unique visitors in 2020, a 61% increase from 2019. Our vast data lake includes proprietary first-party data on more than 58 million consumers and extends to 220 million consumers in total or 85% of the population of adults in the United States. Rocket Companies’ partner relationships include over 25,000 real estate agents, 50,000 mortgage professionals, and 9,000 partners and our internal Rocket Cloud Force3 includes more than 6,600 professionals.

•Using our data science capabilities and leveraging our data lake, we recently crossed an important milestone, generating more than $75 billion in application volume over the past two years.

•Formed a partnership with Morgan Stanley Private Bank by which Rocket Mortgage will originate and service conforming mortgages for Morgan Stanley and E*Trade clients.4

•Our 2021 Super Bowl ads, featuring Tracy Morgan, Liza Koshy, Joey Bosa and Dave Bautista, were ranked #1 and #2 by USA Today's Ad Meter.

•We launched a national mortgage broker directory on RocketMortgage.com, further enabling clients to easily start the mortgage process through the Rocket platform in the way that works best for them, whether that is through a self-serving digital experience, interacting with one of our mortgage bankers on the phone or via chat, or connecting with a local mortgage broker. The directory includes nearly every broker in the United States.

•Our net client retention rate was 91% over the 12 months ended December 31, 2020. There is a strong correlation between this metric and client lifetime value and we believe our net client retention rate is superior to many subscription-based businesses.

Product & Platform Development

•Our best in class technology platform continues to allow us to scale profitably and support life’s most complex transactions as reflected in the record levels of clients served and financial results achieved during 2020.

•Rocket Companies deployed nearly 4,500 new product features during 2020, implementing improvements to our digital products and platform infrastructure every 28 minutes on average throughout the year.

•More than 25,000 real estate agents have signed up for Rocket Pro Insight (RPI) following its launch in October 2020. RPI is our newly launched digital platform providing real estate agents with real-time updates on the status of their clients' mortgages and the ability to assist in the mortgage process.
•During the fourth quarter, we generated a record level of purchase closed loan volume through our self-serve digital experience; throughout 2020 the digital experience has been our fastest growing channel.

3 Our Rocket Cloud Force consists of all sales force team members across our platform.
4 Morgan Stanley will continue to originate its own jumbo mortgages.

•We recently launched an initial pilot of Rocket Logic, our in-house created, next generation workflow management platform. The new platform guides users through the next best action, resulting in faster, more accurate workflows. To date, transactions flowing through Rocket Logic are processed 20% faster than transactions outside of this workflow management platform.

•Rocket Companies continues to drive automation in our operational workflows, expanding our ethical AI and robotic process automation solutions to automate decisions and manual processes. We've tripled the volume of documents we can process automatically through machine learning and advanced optical character recognition (OCR) approaches, driving operational scale and efficiency, while reducing time to close for our clients.

•Nexsys Technologies, a subsidiary company that provides a suite of digital closing solutions, released Clear HOI, a groundbreaking homeowners insurance verification tool, to all mortgage lenders. Clear HOI digitizes and automates the communication between mortgage lenders and homeowners insurance companies enabling this step to be completed in a matter of minutes. Historically this process has required manual confirmation and could take days to complete.

Supporting Our Communities

•In November, we launched a second national marketing campaign to raise awareness around Built for Zero - a national movement to end veteran and chronic homelessness. Through support of Built for Zero, Rocket Mortgage has partnered with more than 80 communities to connect people with permanent supportive housing. Already, 12 communities have ended veteran homelessness, five communities have ended chronic homelessness, and three have ended both. In our home city of Detroit, our efforts have contributed to a 40% decrease in veteran homelessness in the three years since the launch of Built for Zero in our community.

•Earlier this month we announced an expansion of our partnership with HomeFree-USA, which will continue financial education and career preparation through its flagship education initiative, The Center for Financial Advancement at six historically Black colleges and universities (HBCUs). Through this partnership, we are developing a pipeline to bring diverse new talent to Rocket Companies by investing in career preparation that will allow HBCU students to access fields where they are traditionally underrepresented.
•Rocket Companies has been selected by the City of Detroit to manage all logistics for the city's COVID vaccination program for residents.

Special Dividend

•Our Company's Board of Directors declared a special dividend of $1.11 per share payable on March 23, 2021 to holders of our Class A common stock of record at the close of business on March 9, 2021. During the year, we achieved significant growth and generated capital at a rate where we were able to fully re-invest in our business and have excess funds available to distribute to our shareholders. We will fund the special dividend from cash distributions of approximately $2.2 billion.
First Quarter 2021 Outlook
We expect the following ranges in Q1 2021:

•Closed loan volume of between $98 billion and $103 billion, or an increase of 90% to 99% compared to $51.7 billion in the first quarter of 2020.

•Net rate lock volume of between $88 billion and $95 billion, which would represent an increase of 57% to 70% compared to $56.0 billion in the first quarter of 2020.

•Gain on sale margins of 3.60% to 3.90%, which would be an improvement of 35 to 65 basis points compared to 3.25% in the first quarter of 2020.

Direct-to-Consumer
In the Direct-to-Consumer segment, clients have the ability to interact with the Rocket Mortgage app and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various performance marketing channels. The Direct-to-Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. This also includes providing title insurance services, appraisals and settlement services to these clients as part of the Company’s end-to-end mortgage origination experience it provides to its clients. Servicing activities are fully allocated to the Direct-to-Consumer segment as they are viewed as an extension of the client experience with the primary objective being to establish and maintain positive, regular touchpoints with our clients, which positions the Company to have high retention and to recapture the clients’ next refinance or purchase mortgage transaction. These activities position the Company to be the natural choice for clients’ next refinance, purchase, personal loan, and auto transactions.

DIRECT TO CONSUMER5
($ amounts in millions)

	Q4-20	Q4-19	Change Q4-20 vs Q4-19	FY 20	FY 19	Change FY 20 vs FY 19
	(Unaudited)			(Unaudited)
Funded loan volume	$67,825	$32,013	112%	$199,842	$88,939	125%
Funded loan gain on sale margin	5.89%	4.64%	27%	5.48%	4.45%	23%
Revenue, net	$3,556	$1,568	127%	$11,807	$4,191	182%
Adjusted Revenue	$3,632	$1,465	148%	$13,010	$4,981	161%
Contribution margin	$2,604	$761	242%	$9,287	$2,410	285%

Partner Network
The Rocket Pro platform supports the Partner Network segment and enables the ability to offer mortgage solutions with a superior client experience. The Company’s two primary types of partnerships are marketing and influencer. Marketing partnerships consist of well-known, consumer-focused companies that find value in the Company’s award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. Influencer partnerships are typically with companies that employ licensed mortgage professionals who find value in our client experience, technology and efficient mortgage process. In some cases, mortgages are not their primary offering.

PARTNER NETWORK
($ amounts in millions)

	Q4-20	Q4-19	Change Q4-20 vs Q4-19	FY 20	FY 19	Change FY 20 vs FY 19
	(Unaudited)			(Unaudited)
Funded loan volume	$37,897	$17,015	123%	$106,530	$46,737	128%
Funded loan gain on sale margin	2.57%	0.83%	210%	2.19%	0.77%	184%
Revenue, net	$960	$228	321%	$3,180	$596	434%
Adjusted Revenue	$960	$228	321%	$3,180	$596	434%
Contribution margin	$795	$159	400%	$2,643	$351	653%

5 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "funded" when it is sold to investors on the secondary market. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-K for more information.

Balance Sheet and Liquidity
We remain in a strong liquidity position, with total liquidity of $7.7 billion, which includes $2.0 billion of cash on-hand, $2.8 billion of undrawn lines of credit, $0.3 billion of undrawn MSR lines, and $2.6 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our option. During the quarter, we repaid the $1.25 billion of 5.750% senior notes due 2025 with funds received from the $750 million of 3.625% senior notes due 2029, and the $1.25 billion of 3.875% senior notes due 2031, issued on September 14, 2020. The remaining net proceeds from the senior notes are expected to be used for general corporate purposes.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	December 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$1,971	$1,395
Mortgage servicing rights (MSRs), at fair value	$2,863	$2,875
Funding facilities	$17,743	$12,042
Other financing facilities and debt	$3,678	$2,595
Equity	$7,882	$3,516

Fourth Quarter Earnings Call
Rocket Companies will host a live conference call at 4:30 p.m. ET on February 25, 2021 to discuss its results for the quarter and year ended December 31, 2020. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at the link here.

Condensed Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Income:
Revenue
Gain on sale of loans:
Gain on sale of loans excluding fair value of MSRs, net	$3,131,808	$898,780	$11,946,044	$3,139,656
Fair value of originated MSRs	1,082,760	612,586	3,124,659	1,771,651
Gain on sale of loans, net	4,214,568	1,511,366	15,070,703	4,911,307
Loan servicing (loss) income:
Servicing fee income	295,163	249,131	1,074,255	950,221
Change in fair value of MSRs	(375,381)	(132,049)	(2,294,240)	(1,596,631)
Loan servicing (loss) income, net	(80,218)	117,082	(1,219,985)	(646,410)
Interest income:
Interest income	97,622	78,464	329,593	250,750
Interest expense on funding facilities	(82,942)	(44,450)	(245,523)	(134,916)
Interest income, net	14,680	34,014	84,070	115,834
Other income	549,912	265,659	1,800,394	736,589
Total revenue, net	4,698,942	1,928,121	15,735,182	5,117,320
Expenses
Salaries, commissions and team member benefits	884,279	573,617	3,238,301	2,082,797
General and administrative expenses	289,119	194,030	1,053,080	685,028
Marketing and advertising expenses	279,184	228,036	949,933	905,000
Depreciation and amortization	26,683	17,778	74,316	74,952
Interest and amortization expense on non-funding debt	82,010	37,634	186,301	136,853
Other expenses	248,885	119,841	701,594	328,250
Total expenses	1,810,160	1,170,936	6,203,525	4,212,880
Income before income taxes	2,888,782	757,185	9,531,657	904,440
Provision for income taxes	(48,018)	(3,019)	(132,381)	(7,310)
Net income	2,840,764	754,166	9,399,276	897,130
Net income attributable to non-controlling interest	(2,700,716)	(754,166)	(9,201,325)	(897,130)
Net income attributable to Rocket Companies	$140,048	$—	$197,951	$—

Earnings per share of Class A common stock:
Basic	$1.21	N/A	$1.77	N/A
Diluted	$1.09	N/A	$1.76	N/A

Weighted average shares outstanding:
Basic	115,372,565	N/A	111,926,619	N/A
Diluted	1,988,435,424	N/A	116,238,493	N/A

Condensed Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$1,971,085	$1,394,571
Restricted cash	83,018	61,154
Mortgage loans held for sale, at fair value	22,865,106	13,275,735
Interest rate lock commitments (“IRLCs”), at fair value	1,897,194	508,135
Mortgage servicing rights (“MSRs”), at fair value	2,862,685	2,874,972
MSRs collateral for financing liability, at fair value	205,033	205,108
Notes receivable and due from affiliates	22,172	89,937
Property and equipment, net	211,161	176,446
Deferred tax asset, net	519,933	—
Lease right of use assets	238,546	278,921
Forward commitments, at fair value	20,584	3,838
Loans subject to repurchase right from Ginnie Mae	5,696,608	752,442
Other assets	941,477	501,587
Total assets	$37,534,602	$20,122,846
Liabilities and equity
Liabilities:
Funding facilities	$17,742,573	$12,041,878
Other financing facilities and debt:
Lines of credit	375,000	165,000
Senior Notes, net	2,973,046	2,233,791
Early buy out facility	330,266	196,247
MSRs financing liability, at fair value	187,794	189,987
Accounts payable	251,960	157,397
Lease liabilities	272,274	314,353
Forward commitments, at fair value	506,071	43,794
Investor reserves	87,191	54,387
Notes payable and due to affiliates	73,896	62,225
Tax receivable agreement liability	550,282	—
Loans subject to repurchase right from Ginnie Mae	5,696,608	752,442
Other liabilities	605,485	395,790
Total liabilities	29,652,446	16,607,291
Equity:
Net parent investment	—	3,510,698
Class A common stock, $0.00001 par value - 10,000,000,000 shares authorized, 115,372,565 shares issued and outstanding as of December 31, 2020	1	—
Class B common stock, $0.00001 par value - 6,000,000,000 shares authorized, none issued and outstanding as of December 31, 2020	—	—
Class C common stock, $0.00001 par value - 6,000,000,000 shares authorized, none issued and outstanding as of December 31, 2020	—	—
Class D common stock, $0.00001 par value - 6,000,000,000 shares authorized, 1,869,079,483 shares issued and outstanding as of December 31, 2020	19	—
Additional paid-in capital	282,743	—
Retained earnings	207,422	—
Accumulated other comprehensive income (loss)	317	(151)
Non-controlling interest	7,391,654	5,008
Total equity	7,882,156	3,515,555
Total liabilities and equity	$37,534,602	$20,122,846

Summary Segment Results for the Three Months Ended December 31, 2020 and 2019,
and Year Ended December 31, 2020 and 2019 ($ amounts in millions)
(Unaudited)

Three Months Ended December 31, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue , net	$3,557	$960	$4,517	$182	$4,699
Plus: Decrease in MSRs due to valuation assumptions	76	—	76	—	76
Adjusted Revenue	$3,633	$960	$4,593	$182	$4,775
Directly attributable expenses	1,029	165	1,194	130	1,324
Contribution margin(1)	$2,604	$795	$3,399	$52	$3,451

Three Months Ended December 31, 2019	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$1,568	$228	$1,796	$132	$1,928
Plus: Decrease in MSRs due to valuation assumptions	(103)	—	(103)	—	(103)
Adjusted Revenue	$1,465	$228	$1,693	$132	$1,825
Directly attributable expenses	704	69	773	50	823
Contribution margin(1)	$761	$159	$920	$82	$1,002

Year Ended December 31, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue , net	$11,807	$3,180	$14,987	$748	$15,735
Plus: Decrease in MSRs due to valuation assumptions	1,203	—	1,203	—	1,203
Adjusted Revenue	$13,010	$3,180	$16,190	$748	$16,938
Directly attributable expenses	3,723	537	4,260	412	4,672
Contribution margin(1)	$9,287	$2,643	$11,930	$336	$12,266

Year Ended December 31, 2019	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$4,191	$596	$4,787	$330	$5,117
Plus: Decrease in MSRs due to valuation assumptions	790	—	790	—	790
Adjusted Revenue	$4,981	$596	$5,577	$330	$5,907
Directly attributable expenses	2,571	245	2,816	203	3,019
Contribution margin(1)	$2,410	$351	$2,761	$127	$2,888

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations
Reconciliation of Adjusted Revenue to Total Revenue, net ($ amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Total revenue, net	$4,699	$1,928	$15,735	$5,117
Change in fair value of MSRs due to valuation assumptions (1)	76	(103)	1,203	790
Adjusted Revenue	$4,775	$1,825	$16,938	$5,907

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

Reconciliation of Adjusted Net Income to Net Income Attributable to Rocket Companies
($ amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income attributable to Rocket Companies	$140	$—	$198	$—
Net income impact from pro forma conversion of Class D common shares to Class A common shares(1)	2,701	755	9,203	898
Adjustment to the provision for income tax (2)	(670)	(185)	(2,235)	(217)
Tax effected net income (2)	2,171	570	7,166	681
Non-cash stock compensation expense	43	14	136	40
Change in fair value of MSRs due to valuation assumptions (net of hedges) (3)	76	(103)	1,203	790
Tax impact of adjustments (4)	(30)	22	(332)	(205)
Other tax adjustments (5)	3	—	4	—
Adjusted Net Income	$2,263	$503	$8,177	$1,306

(1) Reflects net income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of December 31, 2020 and 2019.

(2) Rocket Companies, Inc. will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of RKT Holdings, LLC. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of RKT Holdings, LLC. The effective income tax rate for Adjusted Net Income was 24.87% for the year ended December 31, 2020 and 24.77% for the year ended December 31, 2019.

(3) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

(4) Tax impact of adjustments gives effect to the income tax related to non-cash stock compensation expense and change in fair value of MSRs due to valuation assumptions at the above described effective tax rates for each period.

(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of RKT Holdings units, net of payment obligations under Tax Receivable Agreement.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding
($ in millions, except per share)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Diluted weighted average Class A common shares outstanding	1,988,435,424	N/A (3)	116,238,493	N/A (3)
Assumed pro forma conversion of Class D shares(1)	—	N/A (3)	1,872,476,780	N/A (3)
Adjusted diluted weighted average shares outstanding	1,988,435,424	N/A (3)	1,988,715,273	N/A (3)

Adjusted Net Income (2)	$2,263	N/A (3)	$8,177	N/A (3)
Adjusted Diluted EPS	$1.14	N/A (3)	$4.11	N/A (3)

(1) Reflects the pro forma exchange and conversion of all non-dilutive Class D common stock to Class A common stock.

(2) Represents Adjusted Net Income for the full period as presented.

(3) This non-GAAP measure is not applicable in for these periods, as the reorganization transactions had not yet occurred.

Reconciliation of Adjusted EBITDA to Net Income
($ amounts in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019		2020	2019
	(Unaudited)			(Unaudited)
Net income	$2,841	$754		$9,399	$897
Interest and amortization expense on non-funding debt	82	38	—	186	137
Income tax provision	48	3		132	7
Depreciation and amortization	27	18		74	75
Non-cash stock compensation expense	43	14		136	40
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	76	(103)		1,203	790
Adjusted EBITDA	$3,116	$724		$11,132	$1,946

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as “non-GAAP measures” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define "Adjusted Revenue" as total revenues net of the change in fair value of mortgage servicing rights ("MSRs") due to valuation assumptions. We define "Adjusted Net Income" as tax-effected earnings before stock-based compensation expense and the change in fair value of MSRs due to valuation assumptions, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of shares of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common shares for shares of Class A common stock. We define "Adjusted EBITDA" as earnings before interest and amortization expense on non-funding debt, income tax, and depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges) and stock-based compensation expense. We exclude from each of these non-GAAP revenues the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of "interest income, net", as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Any non-GAAP earnings margin is calculated by using the non-GAAP metric in question (such as Adjusted EBITDA) as the numerator and Adjusted Revenue as the denominator.

We believe that the presentation of our non-GAAP financial measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Additionally, our definitions of our non-GAAP financial measures allows us to add back certain non-cash charges and deduct certain gains that are included in calculating the most comparable figures calculated under GAAP. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. Adjusted Revenue, Adjusted Net Income, Adjusted Earnings per Share, and Adjusted EBITDA should be considered in addition to, and not as a substitute for, total revenues, net income attributable to Rocket Companies, net income (loss), and Earnings per share in accordance with U.S. GAAP as measures of performance. Our presentation of non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA are not intended as alternatives to total revenue, net income attributable to Rocket Companies or net income (loss) as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted

Revenue, Adjusted Net Income and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements
Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Quarterly Report on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies
Rocket Companies is a Detroit-based holding company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Rocket Loans, Rocket Auto, Rock Central, Amrock, Core Digital Media, Rock Connections, Lendesk and Edison Financial. Since 1985, Rocket Companies has been obsessed with helping its clients achieve the American dream of home ownership and financial freedom. Rocket Companies offers an industry-leading client experience powered by our simple, fast, and trusted digital solutions. Rocket Companies has approximately 24,000 team members across the United States and Canada. Its flagship company, Rocket Mortgage, has been named to Fortune magazine’s list of “100 Best Companies to Work For” for 17 consecutive years. For more information, please visit our Corporate Website, Investor Relations Website, Twitter page, and our LinkedIn page.

Investor Relations Contact:
John Shallcross
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rockcentraldetroit.com
(313) 373-3035
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